Exhibit (12)

June 14, 2015

Meridian Equity Income Fund

a series of Meridian Fund, Inc.

100 Fillmore Street, Suite 325

Denver, CO 80206

Jordan Opportunity Fund

a series of Professionally Managed Portfolios

516 East Michigan Street

Milwaukee, WI 53202

Re:	Reorganization of the Jordan Opportunity Fund into the Meridian Equity Income Fund

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Selling Trust”), on behalf of the Jordan Opportunity Fund (the “Selling Fund”) in connection with the reorganization of the Selling Fund, a series of the Selling Trust, into the Meridian Equity Income Fund (the “Acquiring Fund”), a series of Meridian Fund, Inc., a Maryland corporation (the “Acquiring Company”), in accordance with an Agreement and Plan of Reorganization, dated June 1, 2015 (the “Agreement”), and the Form N-14 Registration Statement of the Acquiring Company (Registration No. 333-202912) (the “Registration Statement”) as filed with the Securities and Exchange Commission on April 20, 2015. Pursuant to the Agreement and in accordance with the Registration Statement, the reorganization will consist of (i) the transfer of all the assets of the Selling Fund to the Acquiring Fund, in exchange solely for voting Legacy Class shares of beneficial interest of the Acquiring Fund (collectively, the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund; immediately followed by (ii) the distribution of the Acquiring Fund Shares to the Selling Fund shareholders and the termination, dissolution and complete liquidation of the Selling Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Agreement;

(b)	the Registration Statement;

(c)	such other instruments and documents related to the formation, organization and operation of the Selling Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of officers of the Acquiring Company and Selling Trust (the “Certificates”).

June 14, 2015

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.	That all representations, warranties and statements made or agreed to by the Acquiring Fund and the Selling Fund, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Agreement and the Certificates, are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a) The transfer of all the Selling Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund followed by the distribution by the Selling Fund of all the Acquiring Fund Shares to the Selling Fund Shareholders in complete liquidation of the Selling Fund will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code, with respect to the Reorganization;

(b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund;

(c) No gain or loss will be recognized by the Selling Fund upon the transfer of all the Selling Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Selling Fund Shareholders solely in exchange for such shareholders’ shares of the Selling Fund in complete liquidation of the Selling Fund;

(d) No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Selling Fund shares solely for Acquiring Fund Shares in the Reorganization;

(e) The aggregate basis of the Acquiring Fund Shares received by each Selling Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor by such shareholder;

(f) The holding period of Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund shares exchanged therefor were held by such shareholder, provided such Selling Fund shares are held as capital assets at the time of the Reorganization;

June 14, 2015

(g) The basis of the Selling Fund’s assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Selling Fund immediately before the Reorganization;

(h) The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund.

No opinion is expressed as to the effect of the Reorganization on (i) the Selling Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, or (ii) any Selling Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting; (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Selling Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Selling Fund.

Further, no opinion is expressed as to the effect of the Reorganization on (i) the taxable year of any Selling Fund Shareholder, (ii) the Selling Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Selling Funds and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any other transaction whatsoever including the Reorganization if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and may not be relied upon.

This opinion represents our legal judgment and is not binding on the Internal Revenue Service or the courts. The conclusions stated herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date first written above. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. We disclaim any obligation to advise you of any developments in the application or interpretation of the areas covered by this opinion that occur after the date of this opinion.

June 14, 2015

This opinion has been delivered to you for the purposes set forth in section 8.5 of the Agreement and is solely for your benefit. We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP